Exhibit 99.2

 July 19, 2021  Next Generation Personalized Medicines  A platform company in cell, gene-editing & cytokine therapies

 Disclaimer  This presentation is intended to provide summary information about the business of Brooklyn ImmunoTherapeutics, Inc. (“BTX”), including BTX’s recent acquisition of Novellus, Inc. (“Novellus”). The information in this presentation is in no respects complete, comprehensive or exhaustive, and it should be read in conjunction with BTX’s public filings with the Securities and Exchange Commission, including information set forth in those filings under “Risk Factors” and similar headings. Forward-Looking Statements. Certain statements presented below under “Strategic Value of Acquisition,” “BTX’s Balance Sheet Enables Future Clinical Growth,” “Other Potential Applications of Factor/Novellus Technology,” “BTX Most Advanced Asset: IRX-2 Human-Derived Cytokines,” and “Brooklyn ImmunoTherapeutics: A platform company in cell, gene-editing and cytokine therapies” are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward looking statements are any statements that are not statements of historical fact and may be identified by terminology such as “expect,” “plan,” “potential,” “project,” “target,” or “will” or other similar words. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results may vary significantly from BTX’s expectations based on a number of risks and uncertainties, including but not limited to the following: (i) the evolution of BTX’s business model into a platform company focused on cellular, gene editing and cytokine programs; (ii) BTX’s ability to successfully, cost effectively and efficiently develop its technology and products; (iii) BTX’s ability to successfully commence clinical trials of any products on a timely basis or at all; (iv) BTX’s ability to successfully fund and manage the growth of its development activities; (v) BTX’s ability to obtain regulatory approvals of its products for commercialization; and (vi) uncertainties related to the impact of the COVID-19 pandemic on the business and financial condition of BTX, including on the timing and cost of its clinical trials. BTX cannot guarantee any future results, levels of activity, performance or achievements. The industry in which BTX operates is subject to a high degree of uncertainty and risk due to variety of factors, including those described in BTX’s public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and subsequent Quarterly Reports on Form 10-Q for a more complete discussion of these factors and other risks, particularly under the heading “Risk Factors.” BTX expressly disclaims any obligation to update forward-looking statements after the date of this presentation.   2

 BTX Acquisition of Novellus: Rationale and Pipeline  Co-founded by Matt Angel and Chris Rohde in 2014Vision: Advancing a portfolio of engineered mesenchymal stem cell (MSC) cell therapy programs to address multiple inflammatory, autoimmune, and neurologic indicationsPipeline:  3

Strategic Value of Acquisition

- BTX's acquisition of Novellus will enable the full range of MSC products unrestricted by field of use
  - *Platform technology leading to a family of product candidates*
- Novellus's MSC products are induced pluripotent stem cell (iPSC)-derived
  - *Allogenic 'off-the-shelf' products, can be manufactured and stored*
  - *Superior biological properties and standardized characterization*
  - *Successive generations of gene-modified products to be built on a same platform*
- Gene modifications of the MSC provide beneficial properties
  - *Successfully demonstrated targeting genes into genome safe harbor sites*


Cell Reprogramming
Gene Editing
Targeted Insertion

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Brooklyn ImmunoTherapeutics

 Transaction Terms  Valued at $125 millionCash payment $23 millionBTX common stock $102 million$14.53/share, a $4.48 premium per share (44.6% premium to the closing price of BTX stock on 7/16/21)BTX shareholders before the transaction to own 86.4% of the combined entity (on an as-converted basis)No debtNo Novellus employees coming to BTXCo-founders of Novellus and BTX’s Board Chair and CEO entered into three-year lock-up agreements, subject to early release provisions based on BTX stock price  5

 BTX’s Balance Sheet Enables Future Clinical Growth  BTX raised $51 million from equity lines of credit in second quarter 2021Post-closing cash on hand ~$25 million BTX projects it has cash runway to fund expansion through end of 2023  6

Economic Benefits to BTX

- Through the Novellus transaction, BTX acquired 25% ownership of NoveCite (developing product for acute respiratory distress syndrome, or ARDS, due to COVID-19)
- Eliminates payments potentially due to Novellus under the April 26, 2021 technology licensing agreement among BTX, Novellus and Factor Bioscience
  - No remaining upfront fees owed to Novellus
  - No developmental milestone payments
  - No post registration royalty payments
  - Provides more flexibility in determining future commercial agreements
  - Potential for significant future revenue recapture as a result of the acquisition

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Brooklyn ImmunoTherapeutics

 Novellus Technology: iPSC-derived MSCsCells can be gene-edited to provide additional properties  8

 Targeted Clinical Indications  Non gene-modified MSC for bone marrow stroma rejuvenationGene-modified MSC for multiple solid tumor indicationsPotential for MSC applications in settings of autoimmunity  9

 Other Potential Applications of Factor/Novellus Technology  Direct gene editing in the liver, brain and eyeAutologous iPSC / Gene-modified autologous iPSC for: Bone marrow engraftmentOther indications  10  ToRNAdo is a trademark of Factor Bioscience Inc.

BTX Most Advanced Asset: IRX-2 Human-Derived Cytokines

Currently in Phase 2b for Neoadjuvant Head and Neck Cancer *Final data readout expected in 1H2022*

Additional Investigator Sponsored Trials (ISTs) in:

Renal Cell Cancer

Liver Cancer

Head and Neck Cancer

Gastrointestinal Cancer

Cervical/Vulvar Interstitial Neoplasia

Triple Negative Breast Cancer

Early Stage Breast Cancer

Future Planned Studies:

- Phase 2 Company Sponsored Study in 1 IST Indication targeted to begin in 2022
- Phase 3 Study in Neoadjuvant Head and Neck Cancer targeted to begin in 2023

Strong IP and Patent Position

BTX expects it has cash runway through 2023

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Brooklyn ImmunoTherapeutics

Brooklyn ImmunoTherapeuticsA platform company in cell, gene-editing and cytokine therapies   12  We are a clinical-stage biopharmaceutical company developing treatments for patients suffering from cancer and rare diseases  IRX-2, our most advanced program, is a human cell-derived cytokine therapy in Phase 2b in head and neck cancer and is also being studied in other solid tumors both as a monotherapy and in combination with other anti-cancer therapies.  We have licensed patents and other intellectual property for mRNA-based gene editing & cell therapy platform, including iMSC ownership, which will allow for the development of a series of next generation products.

 July 19, 2021  Next Generation Personalized Medicines  A platform company in cell, gene-editing & cytokine therapies